Exhibit 99.1

NYSE: MGG

Date:	Nov. 1, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Third-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported third-quarter 2006 operating profit of $40.2 million compared to $49.1 million for third quarter 2005. For the nine months ended Sept. 30, 2006, operating profit grew to $166.7 million from $148.3 million in the comparable 2005 period.

Net income was $0.9 million during third quarter 2006 versus a loss of $1.2 million in third quarter 2005. For the nine months ended Sept. 30, 2006, net income grew to $24.6 million from $10.7 million in the corresponding 2005 timeframe.

MGG owns the general partner interest and incentive distribution rights associated with Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its cash flow is derived from cash distributions received from MMP.

“MGG’s cash flows continue to grow from our investment in MMP, which has generated strong cash flows this year, allowing us to increase cash distributions again to our unitholders,” said Don Wellendorf, chief executive officer.

Operating profit decreased between quarters primarily due to MMP’s lower product margin resulting from the sharp decline in petroleum prices during third-quarter 2006, partially offset by record petroleum products pipeline volumes, record inland terminals volumes and operating results from MMP’s expansion projects completed over the past year.

Interest expense declined from third quarter 2005 to third quarter 2006 principally as a result of the partnership retiring its debt in Dec. 2005. Minority interest expense, which represents limited partner interests in MMP that the partnership does not own, also declined between the quarters due to lower net income generated by MMP in third quarter 2006.

An analyst call with management regarding third-quarter 2006 financial results and 2006 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 406-5356 and provide code 7901645. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 7901645. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Transportation and terminals revenues	$131,929	$144,956	$371,118	$414,212
Product sales revenues	182,129	171,762	457,089	493,464
Affiliate management fee revenue	167	173	501	518

Total revenues	314,225	316,891	828,708	908,194
Costs and expenses:
Operating	64,581	62,562	159,625	167,720
Environmental	6,942	8,522	9,914	11,261
Product purchases	160,500	169,741	414,159	458,193
Depreciation and amortization	18,335	19,019	52,910	57,250
Affiliate general and administrative	15,724	17,653	46,040	49,561

Total costs and expenses	266,082	277,497	682,648	743,985
Equity earnings	909	814	2,231	2,479

Operating profit	49,052	40,208	148,291	166,688
Interest expense	17,122	13,688	45,589	41,071
Interest income	(2,361)	(1,004)	(7,204)	(3,885)
Interest capitalized	(299)	(714)	(679)	(1,346)
Minority interest expense	35,666	26,833	95,513	104,430
Write-off of unamortized debt placement fees	—	—	3,408	—
Debt placement fee amortization	652	490	1,804	1,467
Other (income) / expense	(572)	—	(872)	358

Net income	$(1,156)	$915	$10,732	$24,593

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006		$—		$5,886
Portion applicable to partners’ interest for the period after initial public offering		915		18,707

Net income		$915		$24,593

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest		$884		$19,428
General partner’s interest		31		(721)

Net income applicable to partners’ interest for the period after initial public offering		$915		$18,707

Basic and diluted net income per limited partner unit		$0.01		$0.31

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation		62,647		62,647

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006

Net income	$915	$24,593
Portion of net income applicable to partners’ interest for the period before initial public offering	—	5,886

Portion of net income applicable to partners’ interest for the period after initial public offering	915	18,707
Direct charges to the general partner:
Reimbursable general and administrative costs (credits)	(31)	723

Income before direct charges to general partner	884	19,430
General partner’s share of income	0.01%	0.01%

General partner’s allocated share of net income before direct charges	—	2
Direct charges (credits) to general partner	(31)	723

Net income (loss) allocated to general partner	$31	$(721)

Portion of net income applicable to partners’ interest for the period after initial public offering	$915	$18,707
Less: net income (loss) allocated to general partner	31	(721)

Net income allocated to limited partners	$884	$19,428